American Funds Short-Term Tax-Exempt Bond Fund
January 31, 2018
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$4,845
Class T*	$-
Class F-1	$47
Class F-2	$326
Class F-3	$407
Total	$5,625
Class R-6	$937
Total	$937
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0648
Class T	$0.0708
Class F-1	$0.0530
Class F-2	$0.0663
Class F-3	$0.0720
Class R-6	$0.0727
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	74,666
Class T	1
Class F-1	818
Class F-2	5,493
Class F-3	3,468
Total	84,446
Class R-6	13,027
Total	13,027
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.06
Class T	$10.06
Class F-1	$10.06
Class F-2	$10.06
Class F-3	$10.06
Class R-6	$10.06
* Amount less than one thousand